Exhibit 99.1

Media Contact

Susan Aspey

saspey@uti.edu

202.549.0534

For Immediate Release

Universal Technical Institute, Inc. Announces Bruce Schuman as Chief Financial Officer

Schuman has decades of senior financial leadership experience at publicly-traded and privately-held companies

PHOENIX (March 17, 2025)—Universal Technical Institute, Inc. (NYSE: UTI), a leading workforce education provider for transportation, skilled technicians, energy and healthcare, today announced Bruce Schuman as Chief Financial Officer, effective immediately.

“Bruce Schuman’s experience leading the financial operations of large organizations undergoing transformative change will be invaluable as we execute against the second phase of our North Star strategy,” said Jerome Grant, CEO, Universal Technical Institute, Inc. “The next four years hold significant opportunities for our company’s growth and profitability as we meet the demand for skilled collar and health workers in the U.S., and I look forward to working closely with Bruce as we achieve our goals.

“In addition, I want to thank Christine Kline for her outstanding service as interim CFO since October,” Mr. Grant continued. “Christine’s leadership ensured our Finance organization maintained their momentum during a busy time for the company, and she will now return full-time to the position of Chief Accounting Officer.”

Most recently, Schuman served as CFO for Vacasa (NASDAQ: VCSA), North America’s largest short-term rental property management and hospitality company, which serves more than three million guests and over 35,000 property owners annually. At Vacasa, he was instrumental in driving the financial strategy and operational excellence that enabled the company to achieve its first year of profitability in 2023. Prior to this, he was CFO of Kiavi (formerly LendingHome), one of the largest lenders to real estate investors in the U.S., where he led the company through a period of rapid, profitable growth and drove the company’s IPO readiness initiatives. Earlier in his career, Schuman held various senior finance leadership roles at Intel Corporation, including CFO of the company’s Enterprise Data Center business and Intel Capital. He currently serves on the boards of Cirrus Secure and Urban Light.

“Universal Technical Institute, Inc., plays an increasingly critical role in supplying the skilled workforce solutions that power the U.S. economy,” said Bruce Schuman, Chief Financial Officer, Universal Technical Institute, Inc. “I am excited to join the company at this important moment in its growth trajectory, and I look forward to partnering with the executive team and the strong talent across the organization to help drive the company’s continued success.”

As the company executes the second phase of its North Star strategy, it is expected to deliver approximately 10% revenue CAGR and expand its Adjusted EBITDA margin to nearly 20 percent through fiscal 2029. The core tenets of the strategy—growth, diversification and optimization—are the foundation for initiatives in both of the company’s operating segments: UTI, which offers transportation, skilled trades and energy education; and Concorde Career Colleges, which specializes in the dental, nursing and allied health professions.

Universal Technical Institute, Inc. recently reported its financial results for the first quarter of fiscal 2025. The company continued to deliver strong outcomes, with key metrics of revenue, Adjusted EBITDA and new student starts having improved year-over-year. The company also increased its guidance ranges for the fiscal year.

More information about Universal Technical Institute, Inc., including the company’s most recent investor presentation, can be found here.

About Universal Technical Institute, Inc.

Universal Technical Institute, Inc. (NYSE: UTI) was founded in 1965 and is a leading workforce solutions provider of transportation, skilled trades, and healthcare education programs whose mission is to serve students, partners, and communities by providing quality education and support services for in-demand careers across a number of highly skilled fields. Universal Technical Institute, Inc. is comprised of two divisions: the UTI division and Concorde Career Colleges. The UTI division operates 15 campuses located in nine states and offers a wide range of transportation and skilled trades technical training programs under brands such as UTI, MIAT College of Technology, Motorcycle Mechanics Institute, Marine Mechanics Institute and NASCAR Technical Institute. Concorde operates across 17 campuses in eight states and online, offering programs in the allied health, dental, nursing, patient care and diagnostic fields. For more information, visit www.uti.edu or www.concorde.edu, or visit us on LinkedIn at @UniversalTechnicalInstitute and @Concorde Career Colleges or on X (formerly Twitter) @news_UTI or @ConcordeCareer.